Exhibit 4.1

FIRST AMENDMENT TO

STOCKHOLDER RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT, dated as of July 22, 2020 (this “Amendment”), is by and between Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company as rights agent (the “Rights Agent”). This Amendment amends that certain Stockholder Rights Agreement, dated as of April 22, 2020 (the “Rights Agreement”), by and between the Company and the Rights Agent. All capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

RECITALS

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Stock Acquisition Date, the Company, by action of the Board, may from time to time and in its sole and absolute discretion, supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, pursuant to Section 27 of the Rights Agreement, any supplement or amendment to the Rights Agreement must be duly executed by the Company and the Rights Agent in order to be effective;

WHEREAS, to the knowledge of the Company, the Stock Acquisition Date has not yet occurred;

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company that states that this Amendment complies with the terms of the Rights Agreement and has requested that the Rights Agent execute this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

Section 1.Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a)The first sentence in the definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby deleted and replaced with the following:

“Acquiring Person” shall mean any Person which, together with all of its Related Persons, is the Beneficial Owner of the Specified Percentage or more of the shares of Common Stock then outstanding, but shall exclude (x) Exempt Persons, (y) Grandfathered Persons and (z) Excluded Persons.

(b)The following is added as a new definition to Section 1 of the Rights Agreement:

“Excluded Person” shall mean (x) BlackRock, Inc. (collectively with all of  the investment funds and accounts for which it acts or may in the future act, as manager and/or investment advisor, “BlackRock”) and (y) The Vanguard Group, Inc. (collectively with all of the investment funds and accounts for which it acts or may in the future act, as manager and/or investment advisor, “Vanguard”); provided, however, that the Board may determine, in its sole and absolute discretion, that BlackRock or Vanguard will cease to be an “Excluded Person” immediately upon such determination if any of the representations, warranties, conditions or provisions contained in the Rights Agreement Reliance Letter dated July 22, 2020 by and between the Company and BlackRock, Inc. (and any amendments thereto) or the Rights Agreement Reliance Letter dated July 22, 2020 by and between the Company and The Vanguard Group, Inc. (and any amendments thereto), respectively, are breached or cease to be true, correct and complete in all material respects.

Section 2.Remaining Terms; Controlling Agreement. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. From and after the execution and delivery of this Amendment, any references to the Rights Agreement in the Rights Agreement and

other agreements or instruments shall be deemed to refer to the Rights Agreement as amended pursuant to this Amendment. In the event of any conflict between the terms of this Amendment and the Rights Agreement, this Amendment shall control.

Section 3.Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 4.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 5.Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 6.Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of the Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Patterson-UTI Energy, Inc.

By:/s/ C. Andrew Smith
Name: C. Andrew Smith
Title:Executive Vice President and Chief

Financial Officer

Continental Stock Transfer & Trust Company

By:/s/ Erika Young
Name: Erika Young
Title:Vice President

Signature Page to First Amendment to Stockholder Rights Agreement